Exhibit 99.1

The ONE Group Announces Third Quarter 2015 Results

New York, NY – November 16, 2015 – The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the third quarter ended September 30, 2015.

Highlights for the third quarter ended September 30, 2015 were as follows:

•	The third quarter marked our sixth consecutive quarter of double digit revenue growth;

•	Owned unit net revenues increased 27.5% to $13.3 million;

•	Total GAAP revenue increased 23.1% to $15.3 million;

•	Total food and beverage sales at owned and managed units* increased 9.5% to $36.3 million;

•	Management and incentive fee revenues were $1.9 million for the quarter;

•	GAAP net loss for the quarter was $2.0 million, or ($0.08) per share, and included a one-time transaction cost of approximately $406,000;

•	Adjusted EBITDA was $823,000 compared to $1.75 million for the same period last year**; and

•	Opened STK in Chicago on September 30, 2015.

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “The third quarter marked our sixth consecutive quarter of double digit revenue growth. During the quarter we opened an STK steakhouse in the heart of Downtown Chicago on the ground floor of The Museum of Broadcast Communications and we are encouraged by the initial results.”

Segal continued, “As we look ahead to 2016, we have an exciting pipeline of anticipated growth through both company owned restaurants and hospitality and licensing deals which require low capital and produce high profit margin EBITDA, a franchise-like income stream. Additionally, 2016 marks the launch of our smaller STK’s designed to operate at both lunch and dinner, developed for smaller markets, which we believe will broaden our long-term development opportunities.”

Third Quarter 2015 Financial Results

Total owned unit net revenues increased 27.5% to $13.3 million in the third quarter of 2015 compared to $10.4 million in the third quarter of 2014. The increase was primarily due to the re-opening of our STK in Miami and the food and beverage services at the W Hotel in West Beverly Hills. Comparable sales from owned STK units increased 0.3% for the quarter.

Management and incentive fee revenues were $1.94 million in the third quarter of 2015, a decrease of 0.2% compared to $1.95 million in the prior year’s quarter. The decrease was driven by the decline in revenue from our UK operations as well as a decline in the currency exchange rates versus the same period a year ago. This was partially offset by an increase in management fees from the ME Hotel in Milan which opened in 2015.

Total food and beverage sales at owned and managed units increased 9.5% to $36.3 million compared to $33.2 million in the third quarter of 2014.

Adjusted EBITDA for the third quarter of 2015 was $823,000 compared to adjusted EBITDA of $1.75 million in the third quarter of 2014. The decrease was driven primarily by an increase in general and administrative expenses of approximately $688,000 and relates directly to the expansion of our infrastructure to help support the growth in 2015 and beyond.

In the third quarter of 2015, we reported a net loss attributable to The ONE Group of $2.0 million compared to a net income of $747,000 in the third quarter of 2014. Net income in 2014 included a one-time non-recurring gain of $1.2 million.

Adjusted net loss for the quarter was $2.0 million, or ($0.08) per share, compared to adjusted net income of $616,000 million, or $0.02 per share, in the third quarter of 2014.

Development Update

As announced during the quarter, we agreed mutually with sbe to terminate the agreements related to the acquisition of sbe’s Katsuya and Cleo brands. We believe that it is in the Company and our shareholders’ best interest to focus on our current development plans.

On September 30th we opened our 10th STK, located in downtown Chicago.

UP COMING PLANNED OPENINGS

OWNED STK UNITS

STK Orlando

STK Dallas

STK Rooftop Dallas

OWNED REBEL UNITS

STK Rebel San Diego

STK Rebel Denver

STK Rebel Austin

STK Rooftop Austin

STK Rebel Edinburgh

Managed Units

STK Rebel - Miami

ME Hotel Miami - Food and Beverage Services

STK Toronto

Conference Call

The Company will host a conference call to discuss third quarter 2015 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13623619. The replay will be available until December 12, 2015.

About The ONE Group

The ONE Group (Nasdaq:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. STK Rebel, a more accessibly priced STK with a broader menu, is an extension of the STK brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) The ONE Group’s ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (2) factors beyond the control of The ONE Group that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K/A filed on April 1, 2015.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of operations data for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Owned unit net revenues	$13,314.5	$10,444.8	$35,818.7	$28,722.9
Management and incentive fee revenue	1,939.4	1,945.4	6,112.6	6,207.5
Total revenue	15,253.9	12,390.2	41,931.4	34,930.4

Cost and expenses:
Owned operating expenses:
Food and beverage costs	3,346.8	2,811.8	9,082.2	7,482.4
Unit operating expenses	8,807.6	6,245.6	23,898.5	17,661.5
General and administrative	2,610.6	1,922.5	7,647.6	6,024.4
Depreciation and amortization	630.2	327.8	1,620.0	1,000.4
Management and royalty fees	0.3	(35.2)	47.0	60.3
Pre-opening expenses	1,634.2	315.9	4,399.2	1,149.1
Transaction costs	405.8	-	506.1	-
Equity in income of investee companies	(205.3)	(268.6)	(728.5)	(589.0)
Derivative income	(1,139.0)	991.6	(3,917.0)	(1,793.1)
Interest expense, net of interest income	1.2	(6.3)	(4.0)	52.2
Other (income) loss	127.7	(1,227.7)	(476.9)	(1,157.1)

Total cost and expenses	16,220.2	11,077.4	42,074.2	29,891.1

(Loss) income from continuing operations before	(966.3)	1,312.8	(142.8)	5,039.3
provision (benefit) for income taxes

(Benefit) provision for income taxes	922.4	462.9	(5,619.5)	813.6

(Loss) income from continuing operations	(1,888.8)	849.9	5,476.7	4,225.7

Income (loss) from discontinued operations, net of taxes	62.5	177.1	23.9	(1,094.4)

Net (loss) income	(1,826.3)	1,027.0	5,500.6	3,131.3
Less: net income attributable to
noncontrolling interest	189.7	279.6	217.0	92.5

Net (loss) income attributable to THE ONE GROUP	(2,016.0)	747.4	5,283.6	3,038.8

Other comprehensive loss
Currency translation adjustment	(30.9)	(78.2)	(261.7)	(33.9)

Comprehensive income	$(2,046.9)	$669.2	$5,021.8	$3,004.9

Net (loss) income per share attributable to THE ONE GROUP	$(0.08)	$0.03	$0.21	$0.13
Shares outstanding - basic	24,972,515	24,940,195	24,956,177	24,942,328
Shares outstanding - diluted	24,972,515	24,940,195	24,956,177	25,942,328

CONSOLIDATED BALANCE SHEET

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,795.8	$7,905.0
Accounts receivable, net	4,285.2	4,408.4
Inventory	1,066.6	1,139.3
Other current assets	2,616.8	1,937.4
Due from related parties	1,369.8	1,157.1
Total current assets	11,134.3	16,547.2

Property & equipment, net	26,199.4	18,815.6
Investments	2,991.6	2,802.4
Deferred tax assets	8,424.6	35.4
Other assets	789.2	793.0
Security deposits	2,358.0	2,368.4
Total assets	$51,897.0	$41,362.1

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$608.8	$85.6
Current portion of long term debt	1,929.2	1,495.0
Accounts payable	3,047.0	3,433.2
Accrued expenses	4,979.8	2,004.7
Due to related parties	-	19.6
Deferred revenue	188.1	128.0
Total current liabilities	10,752.9	7,166.1

Other long-term liabilities	-	67.3
Derivative liability	2,324.0	6,241.0
Long term debt, net of current portion	9,079.0	5,980.0
Deferred rent payable	11,887.1	9,435.1
Total liabilities	34,043.0	28,889.4

Stockholders’ equity	18,421.7	12,733.0
Noncontrolling interest	(567.7)	(260.3)
Total stockholders’ equity including noncontrolling interest	17,854.0	12,472.7

Total Liabilities and Stockholders’ Equity	$51,897.0	$41,362.1

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$13,314.5	$10,444.8	$35,818.7	$28,722.9
Management and Incentive Fee Revenue	1,939.4	1,945.4	6,112.6	6,207.5
GAAP Revenues	15,253.9	12,390.2	41,931.4	34,930.4

Food and Beverage Sales from Managed Units (a)	23,013.4	22,744.0	67,171.9	67,517.0

Food and Beverage Sales from Discontinued Operations (a)	-	-	-	102.3

Total Food and Beverage sales at Owned and Managed Units	36,327.87	33,188.83	102,990.65	96,342.19

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net (loss) income attributable to THE ONE GROUP	$(2,016.0)	$747.4	$5,283.6	$3,038.8
Net income attributable to noncontrolling interest	189.7	279.6	217.0	92.5
Net income	(1,826.3)	1,027.0	5,500.6	3,131.3
Interest	1.2	(6.3)	(4.0)	52.2
Income taxes	922.4	462.9	(5,619.5)	813.6
Depreciation	630.2	327.8	1,620.0	1,000.4
Deferred rent (1)	414.9	102.3	575.3	289.4
Preopening expenses	1,634.2	315.9	4,399.2	1,149.1
Non-recurring gain	-	(1,200.0)	-	(1,200.0)
Transaction costs	405.8	-	506.1	-
(Income) loss from discontinued operations	(62.5)	(177.1)	(23.9)	1,094.4
Derivative expense	(1,139.0)	991.6	(3,917.0)	(1,793.1)
Stock based compensation	162.9	159.4	666.9	326.8

ADJUSTED EBITDA	1,143.9	2,003.5	3,703.7	4,864.1

Non-controlling ADJUSTED EBITDA	320.6	252.4	488.3	449.8

THE ONE GROUP ADJUSTED EBITDA	$823.3	$1,751.1	$3,215.4	$4,414.3

(1) Deferred rent is included in occupancy expense on the statement of operations.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net (loss) income attributable to THE ONE GROUP	$(2,016.0)	$747.4	$5,283.6	$3,038.8
Net income attributable to noncontrolling interest	189.7	279.6	217.0	92.5
Net income	(1,826.3)	1,027.0	5,500.6	3,131.3
Transaction costs	405.8	-	506.1	-
(Income) loss from discontinued operations	(62.5)	(177.1)	(23.9)	1,094.4
Derivative expense	(1,139.0)	991.6	(3,917.0)	(1,793.1)
Non-recurring gain	-	(1,200.0)	-	(1,200.0)
Stock based compensation	162.9	159.4	666.9	326.8
Deferred tax allowance reversal	636.4	-	(5,545.2)	-

Adjusted net (loss) income	(1,822.6)	800.9	(2,812.5)	1,559.4

Non-controlling adjusted net income	189.7	184.8	217.0	54.6

THE ONE GROUP adjusted net (loss) income	$(2,012.3)	$616.1	$(3,029.6)	$1,504.8

Adjusted net (loss) income per share - Basic and diluted	$(0.08)	$0.02	$(0.12)	$0.06
Shares outstanding - basic	24,972,515	24,940,195	24,956,177	24,942,328
Shares outstanding - diluted	24,972,515	24,940,195	24,956,177	25,942,328

Investor Contact:

Don Duffy, ICR or

Michelle Epstein, ICR

(203) 682-8200